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                                                                Exhibit 10.6

                                   FIRST AMENDMENT
                                        to the
                    1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
                              of the Grand Union Company


1.  Amend the second sentence of section 5 to read as follows:

    Thereafter, on each date that an Eligible Director is re-elected, such Eligible Director shall automatically be granted an Option to purchase 1,500 shares of Stock of the Company (subject to adjustment as provided in Sections 5 and 10) at an exercise price equal to the Fair Market Value of the Stock on the effective date of grant.


2.  Revise the first paragraph of section 7 to read as follows:

    All Options granted under the Plan prior to July 1, 1996, shall, subject to initial stockholder approval of the Plan, become exercisable immediately as to one-third of the shares, on the first anniversary of the grant date as to the second third of the shares and as to one share of any remainder, and on the second anniversary of the grant date as to the last third of the shares and the second share of any two-share remainder.


3.  Insert a new second paragraph in section seven to read as follows:

    All Options granted under the Plan on or after July 1, 1996, shall, subject to initial stockholder approval of the Plan, become exercisable six months after the grant date as to one-third of the shares, on the earlier of the first anniversary of the grant date or the annual meeting of stockholders closest thereto as to the second third of the shares and as to one share of any remainder, and on the earlier of the second anniversary of the grant date or the annual meeting of stockholders closest thereto as to the last third of the shares and the second share of any two-share remainder.


4.  Amend Section 8.c. to read as follows:

         c. CERTAIN CORPORATE TRANSACTIONS. In the event of a Change of Control of the Company, each outstanding Option not otherwise exercisable shall become immediately exercisable in full on the twentieth (20th) trading day prior to the effective date of the Change of Control. Subject to the last



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    paragraph of this section, the Company shall pay to those Option holders whose Options have been terminated, an amount equal to the Option Value, such payment to be made by cash or certified check within 30 days after the Change in Control. The Option Value shall be determined as the difference between the exercise price of the Option and the Market Price times the number of shares covered by the Option. The Market Price shall be determined as the average of the Fair Market Value, as determined under section 11, for the period of twenty (20) trading days ending on the effective date of the Change of Control.
         "Change of Control" means any of the following: (1) any person, entity or Group (persons or entities acting together) is or becomes the beneficial owner of more than 50% of the Voting Stock of the Company; (2) a consolidation, merger, or sale of substantially all of the assets of the Company, with the effect that any person, entity or Group becomes the beneficial owner of more than 50% of the Voting Stock of the Company or the Company is not the surviving entity; (3) during any consecutive two-year period commencing July 1, 1996, individuals who constituted the Board of Directors at the beginning of such period, together with any new directors whose election by the Board or nomination for election by stockholders was approved by 2/3 of the directors who were in office at the beginning of the period or whose election or nomination was so approved, cease to constitute a majority of the Board then in office; or (4) any order, judgment or decree of dissolution or split-up of the Company, and such order remains undischarged or unstayed for a period in excess of 60 days. For purposes of this provision, "more than 50% of the Voting Stock" means more than 50% of one or more classes of stock pursuant to which the holders have the general power to vote for the election of members of the Board of Directors, and the aggregate of such classes for which the person, entity or Group holds more than 50% has the power to elect more than 50% of the members of the Board of Directors.
         Notwithstanding the foregoing, the termination of Options and the payment of Option Values described in the first paragraph of this section shall not apply with respect to any transaction in which the Option Holder receives either: (i) a replacement option allowing the Option Holder to receive, on the same terms as in the original Option, the greatest amount of securities, cash or other property to which such holder would have been entitled as a holder of Common Stock upon consummation of the transaction if such holder had exercised the rights represented by the Option held by such holder immediately prior to the transaction, or (ii) if pooling of interests is a condition of the transaction, a replacement equity interest which enables the transaction to qualify for pooling of interests.


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5.   Amend section 8.b. to read as follows:

         b. OTHER TERMINATION. If an Eligible Director's service with the Company terminates for any reason other than death or incapacity as provided above, all Options held by the director that are not then exercisable shall terminate. Options that are exercisable on the date of such termination (other than termination upon a removal for cause, in which event all Options shall immediately terminate) shall continue to be exercisable until the earlier of (1) one year thereafter or (2) the date on which the Option would have terminated had the director remained an Eligible Director, and after completion of that period, such Options shall terminate to the extent not previously exercised, expired or terminated.


                             THE GRAND UNION COMPANY
                             by action of the Board of Directors



Dated:   __________________       ___________________________
                                  John W. Schroeder
                                  Assistant Secretary


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